August 8, 1996


Cylink Corporation
910 Hermosa Court
Sunnyvale, CA 94086

Gentlemen:

              At your request, we have examined the Registration Statement on Form S-8 executed by you on August 8, 1996, and to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,385,266 of your Common Stock, $.01 par value (the "Common Stock") issuable upon exercise of options which have been and will be granted pursuant to the Amended and Restated 1994 Flexible Stock Incentive Plan (the "Plan").

              As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the Common Shares or options or warrants to purchase shares of Common Stock under the Plan (the "Plan Shares") and such documents as we have deemed necessary to render this opinion.

              Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable shares of Common Stock.

              We consent to the use of this opinion as an exhibit to the Registration Statement.

                                         Very truly yours,

                                         /s/ Morrison & Foerster LLP



                                   Exhibit 5.1
                                Page 9 of 9 Pages